UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOWMET AEROSPACE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to the Definitive Proxy Statement

for the 2025 Annual Meeting of Shareholders

to be held on Wednesday, May 28, 2025

This proxy statement supplement ("Supplement"), dated May 9, 2025, provides updated information with respect to the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Howmet Aerospace Inc. (the “Company”) to be held virtually via live webcast on Wednesday, May 28, 2025, at 9:00 a.m. Eastern Time.

On April 16, 2025, the Company filed a definitive proxy statement for the Annual Meeting (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The primary purpose of this Supplement is to provide information relating to a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. You should read the entire Proxy Statement, this Supplement (which contains important information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting your shares.

Withdrawal of Nominee for Election as Director

On May 7, 2025, David J. Miller, a director of the Company and a nominee for re-election as a director at the Annual Meeting, informed the Board of his decision to resign from the Board, effective immediately. Mr. Miller’s decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In light of his resignation, the nomination of Mr. Miller is withdrawn. No other nominee for election at the Annual Meeting will be named in place of Mr. Miller.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxy voting forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxy voting forms returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Mr. Miller because he has resigned from the Board and is no longer standing for re-election. If you have not yet returned your proxy voting form or submitted your voting instructions, please complete the form or submit instructions, disregarding Mr. Miller’ name as a nominee for election as director.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy voting forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers About the Annual Meeting and Voting.”